                                                                    Exhibit 99.1


Newark, DE, March 31 2005 - (ARTNA) Artesian Resources Corporation (Artesian) today announced that basic and diluted net income per common share for 2004 were $1.12 and $1.08, as compared to $0.99 and $0.96 in 2003. Revenues for 2004 were $39.6 million, up 9.1% from $36.3 million in 2003. Net income available to common stockholders was $4.4 million, compared to $3.8 million last year, a 14.4% increase.


Although suppressed by extraordinary weather conditions in 2004, Artesian achieved increases in both revenue and income as a result of the increase in the number of water utility customers served, increased rates and additional revenues from wastewater operations. Rainfall in New Castle County, Delaware, was approximately 33% above average for the year, and 3% greater than last year.


Contributing to revenue growth, Artesian recorded $1.6 million in non-utility and other utility operating revenue in 2004, a 41.2% increase from $1.1 million in 2003, primarily from growth in wastewater operations. Dian C. Taylor, CEO and Chair of the Board said, "We continue to realize the benefits of expanding our contract services and wastewater operations. As we grow these related businesses, we are adding additional revenues to supplement our core utility operations. Unlike traditional water sales, the revenues generated from these contracts are not as sensitive to the effects of weather."


The number of water customers served by Artesian grew 1.9% from a year ago. As permitted by Delaware statute, Artesian also placed a 6.9% temporary rate increase into effect on April 6, 2004 and an additional 8.1% increase on September 7, 2004 to recover expenses associated with the investment of $45 million in utility plant. The temporary rates will remain in effect pending a final ruling on the rate increase request filed in February 2004.


Operating expenses, excluding depreciation and taxes increased $1.1 million, or 5.5% to $20.7 million in 2004. This increase is primarily the result of (1) consulting fees related to internal control documentation and testing in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and increased audit fees of $298,000 (2) increased repair and maintenance fees of $288,000, which includes expenses related to computer hardware and software fees, replacement of a water treatment filter media and fuel price increases and (3) increased non utility operating expenses of $268,000, primarily for engineering services related to new wastewater projects. These increases were partially offset by controlling expense increases and from capitalizing payroll and related expenses associated with the conversion of the company's customer service information programs, which is expected to conclude in the first half of 2005.

In accordance with Securities and Exchange Commission order dated November 30, 2004 (Release No. 50754), we expect to include management's annual report on internal control over financial reporting and the related attestation report of our registered public accounting firm in our Form 10-K no later than 45 days after the end of the 75 day filing period specified in Form 10-K.


Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. Artesian has invested more than $155 million in utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of December 31, 2004, Artesian was serving approximately 71,000 metered customers, providing water service to about 232,000 residents (including contract services), approximately 28% of Delaware's total population. Last year, Artesian distributed 7.2 billion gallons of water. Artesian serves its customers through 109 operating wells. Artesian's water supply is treated at 52 different locations statewide. Artesian owns and maintains approximately 977 miles of water main throughout the state.


Contact: Nicki Taylor
Investor Relations
(302) 453-6943 ntaylor@artesianwater.com

                       Artesian Resources Corporation
               Condensed Consolidated Statement of Operations
               (In thousands, except share and per share data)

                                                                    Three             Three            Twelve            Twelve
                                                                    months            months           months            months
                                                                    ended             ended            ended             ended
                                                                 December 31,      December 31,     December 31,      December 31,
                                                                     2004              2003             2004              2003
                                                                 ------------      ------------     ------------      ------------
Operating Revenues                                               $    10,210       $     9,077      $    39,582       $    36,295
                                                                 -----------------------------      -----------------------------

Operating Expenses
     Operations and Maintenance Expenses                               5,214             5,045           20,700            19,630
     Depreciation and Amortization                                     1,031               995            4,046             3,635
     State & Federal Taxes                                               780               388            2,892             2,386
     Property and Other Taxes                                            452               567            2,070             2,115
                                                                 -----------------------------      -----------------------------
                                                                       7,477             6,995           29,708            27,766
                                                                 -----------------------------      -----------------------------
Operating Income                                                       2,733             2,082            9,874             8,529
     Miscellaneous Income (deduction)                                     25                68              471               277
                                                                 -----------------------------      -----------------------------
Income Before Interest Charges                                         2,758             2,150           10,345             8,806
                                                                 -----------------------------      -----------------------------

                                                                 -----------------------------      -----------------------------
Interest Charges                                                       1,513             1,279            5,943             4,889
                                                                 -----------------------------      -----------------------------

Net Income                                                             1,245               871            4,402             3,917
Preferred Dividend Requirement & Redemption Premium                     --                   3                2                71
                                                                 -----------------------------      -----------------------------
Net Income Applicable to Common Stock                            $     1,245       $       868      $     4,400       $     3,846
                                                                 =============================      =============================

     Weighted Average Common Shares Outstanding - Basic            3,952,046         3,893,703 *      3,936,066         3,880,159 *
     Net Income per Common Share - Basic                         $      0.32       $      0.22 *    $      1.12            $ 0.99 *

     Weighted Average Common Shares Outstanding - Diluted          4,079,024         4,002,834 *      4,065,651         3,992,519 *
     Net Income per Common Share - Diluted                       $      0.31       $      0.22 *    $      1.08       $      0.96 *


* Shares outstanding and per share amounts restated to reflect a three for two common stock split effective May 30, 2003.

                         Artesian Resources Corporation
                      Condensed Consolidated Balance Sheet
                                 (In thousands)


                                                            December 31,       December 31,
                                                               2004                2003
                                                            ------------       ------------
     ASSETS

         Utility Plant, at original cost less
              accumulated depreciation                      $    212,152       $    187,893
         Current Assets                                            9,658             23,429
         Regulatory and Other Assets                               5,570              5,002
                                                            ------------       ------------
                                                            $    227,380       $    216,324
                                                            ============       ============

     CAPITALIZATION AND LIABILITIES

         Stockholders' Equity                               $     54,943       $     52,691
         Long Term Debt, Net of Current Portion                   82,356             80,558
         Current Liabilities                                      18,440             19,674
         Advances for Construction                                21,456             19,175
         Contributions in Aid of Construction                     33,426             30,376
         Other Liabilities                                        16,759             13,850
                                                            ------------       ------------
                                                            $    227,380       $    216,324
                                                            ============       ============